Exhibit 99.2

Marrone Bio Innovations Issues Shareholder Letter

DAVIS, Calif., May 13, 2021 — Marrone Bio Innovations, Inc. (NASDAQ: MBII), an international leader in providing growers with sustainable bioprotection and plant health solutions to support global agricultural needs, today released an update letter to shareholders from Chief Executive Officer Kevin Helash.

Dear Shareholders,

Today we announced our first quarter 2021 results, and I am very pleased with the start to the year. We reported our 11th consecutive quarter of increased revenues, and our 10th consecutive quarter of gross margins above 50%.

First-quarter spending declined on an absolute basis by 11%, and the ratio of operating expenses to sales was 91%. Both metrics are a testament to our ability to grow revenue and margins while managing costs — a feat not easily accomplished in any company. We believe this quarter was an early indicator of our capabilities and of our upward trajectory as we target reaching breakeven on an Adjusted EBITDA basis.

Our revenue growth in the first quarter was driven by sales into markets for fruits, vegetables, trees, nuts and vines. We remain highly committed to the specialty crop segment. However — given the market size and global reach — seed-and-soil applied products in the major row crops are a major opportunity for us.

The global seed treatment market is forecasted to grow at approximately a 12% CAGR through 20251. Our growth rate in revenues from seed treatments over the past four years has been more than double that of the industry, and we expect our outsized growth in this area to continue.

We are offering the right products at the right time. In four short years, we have expanded our seed treatment portfolio from one product to five. We expect MBI biological seed treatments will be used on approximately 11 million acres of soybeans, corn and cotton in the United States this year. In Europe, we anticipate more than 24 million acres of corn, sunflower and rapeseed will be treated with products based on our UBP technology in the 2021 planting season.

The good news is that we have an established market presence; the better news is that the opportunity ahead of us is larger than what we’ve already achieved. I would point to several opportunities:

●	We are launching three new seed treatments in Europe this year - Optima, Takla and Ympact. All have demonstrated significant returns on investment, coupled with favorable environmental profiles.
●	We continue to advance next-generation products that offer new levels of efficacy with better returns. MBI-306, an enhanced seed treatment formulation, has the potential to be a blockbuster product that could add an estimated incremental $50 million in peak annual revenues.
●	Latin America is key area for expansion. We are working actively with some of the large seed companies in Brazil to demonstrate the efficacy and novel position of biologicals. Our most recent large-scale trials in corn show that we are extremely competitive in the region with plant health products as well as our biopesticide portfolio. In other parts of Latin America, we continue to work with key regional partners - including Rizobacter and PGG Wrightson — to bring products to market this year and expand our relationships.

We recently raised our outlook for 2021 to grow revenues in the upper 20% range and target annual gross margins in the upper 50% range, while we manage operating expenses to flat with 2020 levels, plus inflation. We are on the path to bring MBI to a positive Adjusted EBITDA position through a combination of robust sales growth, strong gross margins and prudent cost management. In addition, we continue to pursue strategic, accretive acquisitions that could accelerate our growth even faster than our base case. We are pleased with the start to the year, and confident in our ability to deliver on our forecasts and bring greater value to our shareholders.

All the best,

Kevin Helash

Chief Executive Officer

1MarketsandMarkets, September 2020

About Marrone Bio Innovations

Marrone Bio Innovations Inc. (NASDAQ: MBII) is a growth-oriented agricultural company leading the movement to a more sustainable world through the discovery, development and sale of innovative biological products for crop protection, crop health and crop nutrition. Our portfolio of 15 products helps customers operate more sustainably while increasing their return on investment. The company’s commercial products are sold globally and supported by a robust portfolio of over 500 issued and pending patents. Its agricultural end markets include row crops; fruits and vegetables; trees, nuts and vines; and greenhouse production. The company’s research and development program uses proprietary technologies to isolate and screen naturally occurring microorganisms and plant extracts to create new, sustainable solutions in agriculture.

Learn more about Marrone Bio Innovations at www.marronebio.com. We also use our investor relations website, https://investors.marronebio.com, as well as our corporate Twitter account, @Marronebio, as means of disclosing material non-public information, and encourage our investors and others to monitor and review the information we make public in these locations. Follow us on social media: Twitter, LinkedIn and Instagram.

Forward Looking Statements

This letter contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this letter regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing the company’s views as of any subsequent date. Examples of such statements include financial guidance and other statements regarding the company’s future revenue growth, margins, operating expenses, and other financial results and progress toward breakeven on an Adjusted EBITDA basis; adoption of the company’s seed treatment, anticipated new product launches in the United States and Europe, and further global expansion of the company’s product business; potential strategic acquisitions; and the potential benefits and value of the company’s products. Such forward-looking statements are based on information available to the company as of the date of this letter and involve a number of risks and uncertainties, some beyond the company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including the recent uncertainty in the global economy and industry-specific economy caused by the COVID-19 pandemic, consumer, regulatory and other factors affecting demand for the company’s products, any difficulty in expanding the company’s sales and marketing infrastructure or marketing the company’s products in global markets, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers, adverse actions by distributors, manufacturers, regulatory agencies and other relevant third parties, and cost associated with any strategic acquisitions or other business opportunities we elect to pursue. Additional information that could lead to material changes in the company’s performance is contained in its filings with the Securities and Exchange Commission. The company is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this letter, whether as a result of new information, future events or otherwise.

Company Contact:

Clyde Montevirgen, VP of Business Development & Investor Relations

Telephone: 530-750-2800

info@marronebio.com

Investor Relations:

Lucas A. Zimmerman

Senior Vice President

MZ Group – MZ North America

Main: 949-259-4987

MBII@mzgroup.us